Exhibit 99.1

BENTHOS, INC. 2006 INCENTIVE COMPENSATION PLAN

				Pre-Tax Profit Targets for Fiscal Year 2006
				$1,750,000	$2,250,000	$2,750,000	$3,250,000	$3,750,000
Employee	2005 Calendar Year Base Salary		2006 Calendar Year Base Salary	Percentage of Base Salary to Be Paid As Incentive Compensation for Fiscal Year 2006
Ronald L. Marsiglio	$260,000		$272,000	20.0%	40.0%	60.0%	80.0%	100.0%
Francis E. Dunne, Jr.	$175,000		$183,000	10.0%	20.0%	30.0%	35.0%	40.0%
Francois Leroy	$145,000		$153,000	10.0%	20.0%	30.0%	35.0%	40.0%
James R. Kearbey	$140,000		$147,000	10.0%	20.0%	30.0%	35.0%	40.0%
Richard B. Martin	$130,000	(a)	$135,000	10.0%	20.0%	30.0%	35.0%	40.0%
Robert J. Mulvaney	$97,000		$101,000	10.0%	15.0%	20.0%	25.0%	30.0%

(a)	Salary was increased from $115,000 to $130,000 effective June 20, 2005.

Conditions and Explanatory Notes to 2006 Incentive Compensation Plan

1.	All determinations with respect to the 2006 Incentive Compensation Plan of Benthos, Inc. (the “Company”) will be made by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its sole discretion and all such determinations shall be binding on all persons.

2.	Incentive compensation will be computed by multiplying the appropriate Percentage of Base Salary to be Paid as Incentive Compensation for Fiscal Year 2006 by the annual base compensation of the subject employee. For the purposes hereof, annual base compensation will be the annual base compensation from October 1, 2005 to September 30, 2006. No incentive compensation will be payable if the Pre-Tax Profits for Fiscal Year 2006 are less than $1,750,000. If the Pre-Tax Profit for Fiscal Year 2006 falls between target levels above $1,750,000, then the percentage of incentive compensation is proportionately graduated between the applicable target levels.

3.

The 2006 Incentive Compensation Plan will be for the period commencing on October 1, 2005 and ending on either (a) September 30, 2006 (the “Regular Term”), or (b) the Effective Time, as such term is defined in a certain Agreement and Plan of Merger by, and among Teledyne Technologies Incorporated, Boat Merger Sub Inc. and the Company, dated November 1, 2005 (the “Abridged Term”), whichever shall first occur. In the event the term of the 2006 Incentive Plan is the Abridged Term, the incentive compensation to be paid will be prorated by adjusting the Pre-Tax Profit Targets for fiscal year 2006 and the Percentage of Base Salary to be Paid. For the purpose of making the necessary computations for the Abridged Term, the adjustment percentage will be computed by dividing the number of days in the Abridged Term by 365 (the “Adjustment

Percentage”). The proration adjustment will be made by multiplying each Pre-Tax Profit Target by the Adjustment Percentage (the “Abridged Pre-Tax Profit Targets”) and multiplying each Percentage of Base Salary to be Paid by the Adjustment Percentage (the “Abridged Base Salary Percentages”). If the Abridged Term is applicable, then the Abridged Pre-Tax Profit Targets and the Abridged Base Salary Percentages will be substituted for the Pre-Tax Profit Targets and the Percentages of Base Salary set forth in the above table and the incentive compensation, if any, will be computed by multiplying the annual base compensation of the subject employee for fiscal year 2006 by the appropriate Abridged Base Salary Percentage.

4.	No employee is eligible to receive incentive compensation hereunder unless such employee is a full time employee of the Company on the last day of the Abridged Term or the Regular Term, as the case may be.

5.	The 2006 Incentive Compensation Plan only applies to the Abridged Term or the Regular Term, and any incentive compensation plan thereafter, if any, will be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

6.	If a nonqualified profit sharing plan is available at the end of fiscal Year 2006 for all employees of the Company, the above employees will be eligible to participate in such plan.

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